Exhibit 10.1

Summary of Employment Terms

May 22, 2013

Michael Bell

This Summary of Employment Terms (the “Terms Summary”) is intended to describe the initial terms of your employment by State Street Bank and Trust Company (together with its parent, State Street Corporation, and their direct and indirect subsidiaries, “State Street” or the “Company”), should you accept State Street’s offer of employment. The Terms Summary also includes all of the terms and provisions set forth in the Restrictive Covenant Agreement attached hereto as Appendix A, which terms and provisions form a part hereof. To accept State Street’s offer of employment, please sign and contemporaneously date one copy of this document and return it as directed below no later than ten calendar days from the date reflected above. This offer of employment will lapse on the earlier to occur (if either) of the passing of ten calendar days from the date reflected above without your acceptance of this offer in accordance with the prior sentence or State Street’s prior revocation. A second copy of this Terms Summary is enclosed for your records.

I.	General Terms.

1.	Position Details.

Subject to the approval of the Board of Directors, on or about September 1, 2013, you will be employed to serve as Chief Financial Officer, with the title of Executive Vice President. Prior to that date, you will serve as an Executive Vice President in the Finance Division and as a member of State Street’s Management Committee. At the time of your employment, you will report to the Chief Executive Officer, Joseph L. Hooley, and will be located at State Street Financial Center in Boston, Massachusetts.

2.	Base Salary.

You will receive an annualized base salary of $800,000, less all applicable taxes and deductions, payable in accordance with the Company’s ordinary payroll practices in effect from time to time. Your base salary and pay cycle may be adjusted from time to time at State Street’s sole discretion and in accordance with the Company’s business practices.

3.	Incentive Compensation Plan Participation.

You will be eligible for discretionary incentive compensation awards under State Street’s incentive compensation program in effect from time to time (the “IC Program”). Any such awards may be divided between immediately available or deferred cash- or equity-based awards or other forms of compensation. Awards under the IC Program are made at the sole discretion of State Street’s Board of Directors (the “Board”) and, in the past, have been based upon the Company’s performance, individual performance, risk factors and such other factors as the Board or its delegates may determine in its discretion. In addition, the type, form and structure of each award, the proportion of immediately available to deferred compensation, the terms and conditions applicable to each award (including, without limitation, applicable vesting periods, performance standards and forfeiture provisions) and the eligibility criteria for participation in the IC Program or for receipt of one or more types of awards thereunder may be adjusted by State Street in its sole discretion at any time.

Incentive compensation awards with respect to any one fiscal year are typically made in the first quarter of the succeeding fiscal year.

You are eligible for a long-term incentive compensation award for 2013 (the “2013 LTI”), granted under and subject to the terms of the IC Program in effect on the date the award is made in the first quarter of 2014, including that you continue to be employed by State Street on such award date. A full-year target amount of $5,000,000 will be used in determining the amount of your 2013 LTI, to be paid as described below; provided, however, that you hereby acknowledge and agree that the 2013 LTI will be paid or not paid, in whole or in part (and in such type, form and structure and with such terms and conditions), as determined and approved by, and solely within the absolute discretion of, the Executive Compensation Committee (“ECC”) of the Board.

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100% in the form of deferred equity, either in the form of deferred stock units or deferred shares (“Deferred Stock”). All or a portion of the Deferred Stock may be performance-based, with the vesting and payment of the Deferred Stock conditioned on the satisfaction of applicable performance conditions. It is anticipated that the Deferred Stock will vest, subject to satisfaction of any applicable performance conditions in equal annual installments over a four-year period, with the first installment vesting in

February 2015, and with the remaining three installments vesting each February thereafter through and including February 2018. Vesting and payment of the Deferred Stock is conditioned on your acceptance of the terms and conditions of your equity award agreement(s), as approved by the ECC at the time your award is made in the first quarter of 2014. The Deferred Stock will be subject to all terms and conditions set forth in the applicable plan documents and the applicable equity award agreement(s), including, without limitation, forfeiture and clawback provisions and any restrictive covenants set forth therein. The number of shares subject to your award will be determined based upon the closing price of State Street common stock on the New York Stock Exchange on the date the award is approved by the ECC.

You are eligible for a long-term incentive compensation award for 2014 under the IC Program (the “2014 LTI”), granted under and subject to the terms of the IC Program in effect on the date the award is made in the first quarter of 2015, including that you continue to be employed by State Street on such award date. A full-year target amount of $4,000,000 will be used in determining the amount of your 2014 LTI; provided, however, that you hereby acknowledge and agree that the 2014 LTI will be paid or not paid, in whole or in part (and in such type, form and structure and with such terms and conditions), as determined and approved by, and solely within the absolute discretion of, the ECC.

In addition, you are eligible for an annual incentive compensation award for 2013 under the IC Program (the “2013 AI”), which may be divided between immediately available or deferred cash- or equity-based according to the terms of the IC Program then in effect. A full-year target amount of $1,950,000 (delivered at least 50% in cash) will be used in determining the amount of your 2013 AI; provided, however, that you acknowledge and agree that the 2013 AI will be paid or not paid, in whole or in part (and in such type, form and structure and with such terms and conditions), as determined and approved by, and solely within the absolute discretion of, the ECC. Similarly, a full-year target amount of $1,950,000 will be used in determining the amount of your annual incentive compensation award for 2014 under the IC Program (the “2014 AI”); provided, however, that you acknowledge and agree that the 2014 AI will be paid or not paid, in whole or in part (and in such type, form and structure and with such terms and conditions), as determined and approved by, and solely within the absolute discretion of, the ECC.

4.	Relocation Assistance.

You will be eligible to receive relocation assistance as stipulated in, and subject to the terms and conditions of, a summary or summaries of relocation benefits enclosed with this Terms Summary, and managed by the State Street Global Mobility department.

5.	Benefits Program Participation.

You may participate in any and all benefit programs that State Street establishes and makes available to its employees, subject to your eligibility for such programs under the applicable plan documents. Enclosed for your review and reference is the State Street Benefits Overview for 2013, which provides information regarding benefit plan options that may be available to you. A few highlights of State Street’s benefits program, all subject to eligibility and applicable plan provisions from time to time in effect, include:

•	Eligibility to participate in the Executive Supplemental Retirement Plan, which currently provides for an annual share award (pro-rated for your first year of employment).

•	Eligibility to execute and receive specific, enumerated “change of control”-related protections under, and subject to the terms and provisions of, a separate agreement with State Street.

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Availability of certain additional benefits, as provided to others at the Executive Vice President level within the Company, such as executive financial planning, an annual executive physical, and umbrella liability insurance.

•	Several medical, dental and vision plan options, as well as flexible spending account options.

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Participation in the State Street Salary Savings Program (State Street’s 401(k) plan), which provides the opportunity to receive a Company match to the extent set forth in the Plan and subject to Internal Revenue Service limits.

•	Life insurance and business travel accident insurance.

•	Access to State Street’s work/life programs, such as paid parental leave, an employee assistance program (“EAP”), child and dependent care resources and flexible work programs.

•	Parking benefit.

The State Street Benefits Center website, located at https://www.benefitsweb.com/statestreet.html, can help to familiarize you with the State Street benefit plan offerings for which you may be eligible. To access this information, click on “Health & Welfare Info” under the Plan Information section.

Although State Street currently intends to continue its benefit programs, it reserves the right to amend, modify or terminate such programs at any time.

6.	Vacation.

You will be eligible to take four (4) weeks of vacation per calendar year of employment, which amount will be prorated in your first year of employment based on your date of hire. Vacation accrual is governed by State Street’s vacation policy. For more information, please refer to the enclosed State Street Benefits Overview.

II. Additional Notices and Provisions.

1.	At-Will Employment.

This Terms Summary is not a contract of employment, does not guarantee employment for any fixed term, and may not be construed as an agreement to pay you any compensation or grant you any benefit beyond the end of your employment with State Street. Each of you and State Street may terminate your employment relationship at any time, for any reason, subject to the notice provision below.

2.	Notice Period Upon Resignation.

In order to permit State Street to safeguard its business interests and goodwill in the event of your resignation from employment, including by arranging to transition your duties and any client responsibilities or relationships in an orderly manner or, if necessary, to hire a replacement for you, by signing this Terms Summary you agree :

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To give State Street no less than 60 days notice (the “Notice Period”) before terminating your employment with State Street for any reason. During the Notice Period, you agree to cooperate with State Street and to provide State Street with any requested information to assist State Street with transitioning your duties, accomplishing State Street’s business, and/or preserving its client relationships. During the Notice Period, State Street may, in its sole discretion, either ask you to continue performing your regular duties or may place you on a partial or complete leave of absence and relieve you of some or all of your duties and responsibilities. In these circumstances, for the duration of the Notice Period, you shall remain an employee of State Street, shall continue to receive your regular salary and benefits (although you will not be eligible for any new incentive compensation awards) and State Street’s corporate and other policies will continue to apply to you.

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That should you breach this paragraph II(2) and fail to provide notice as required herein, in addition to any and all remedies available under applicable law, State Street shall be entitled to seek injunctive relief restricting you from employment for a period equal to the period for which notice of resignation was required but not provided.

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That State Street may, in its sole discretion and at any time during the Notice Period, release you from your obligations under this paragraph II(2) and terminate your employment with immediate effect and without any payment in lieu of any unexpired Notice Period. For the avoidance of doubt, State Street’s exercise of this right shall not affect your obligations under Appendix A.

Any termination of your employment pursuant to this paragraph II(2), including by State Street during the Notice Period as provided in the subparagraphs contained within this paragraph II(2), will be a voluntary termination constituting circumstances of forfeiture for purposes of any incentive awards granted to you under State Street’s incentive plans. Notwithstanding anything herein to the contrary, this paragraph II (2) shall not apply in the event you terminate your employment for Good Reason as defined in an agreement or plan relating to a change in control of State Street.

3.	Conditions to Employment.

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Background Investigation. Please note that State Street’s offer of employment to you is contingent upon your satisfactory completion, as determined by State Street in its sole discretion, of a background investigation (including credit history, criminal background, education and employment verification), and that failure of the background investigation will result in withdrawal of this offer of employment or termination of your employment.

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Appendix A. Your employment with State Street is conditioned upon your agreement, represented by your execution and return of this Terms Summary, to abide by the Restrictive Covenant Agreement attached hereto as Appendix A. You understand, acknowledge and agree that the restrictions contained in Appendix A form a material and integral part of the Terms Summary, and that by your acceptance of this offer you are agreeing to comply with the terms and conditions of Appendix A. You understand, acknowledge and agree that the restrictions contained in Appendix A do not supersede or replace, but shall supplement and be in addition to, any restrictive covenants and other agreements contained in benefit or other plans, incentive award agreements or other agreements between you and State Street, now or hereafter existing.

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Additional Employment-Related Agreements and Codes. As a condition of your employment, you also will be required to timely complete State Street’s on-line Standard of Conduct certification and learning assessment upon commencement of employment. A copy of the Standard of Conduct is enclosed.

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Eligibility for Employment. State Street’s offer of employment also is conditioned upon your providing employment eligibility documents which comply with the Immigration Reform and Control Act (I-9). The approved list of acceptable documents for establishing proof of employment eligibility is enclosed. State Street will use an electronic system established by the federal government (E-Verify) to verify your employment eligibility following State Street’s receipt of the completed I-9 form. Further information regarding State Street’s use of E-Verify is posted in the workplace. In addition, you may be required, as a condition of this offer, to complete a questionnaire regarding certain state and local political contributions made by you or your dependents in order to establish eligibility for employment with State Street.

4.	Section 409A.

It is expressly intended and contemplated that this agreement comply with the provisions of Section 409A of the United States Internal Revenue Code of 1986, as amended, and the applicable guidance thereunder (together, “Section 409A”) and that any payments made pursuant to or in accordance with this Terms Summary either will be exempt from Section 409A or will comply with the provisions of Section 409A. The provisions of this Terms Summary, and of any agreements entered into in furtherance of the intentions of the parties set forth herein, will be administered and interpreted in a manner, consistent with this intent, and any provision that would cause this Terms Summary, or any other agreement entered into in furtherance of the intentions of the parties set forth herein, to fail to satisfy Section 409A will be amended to satisfy Section 409A or be exempt therefrom (which amendment may be retroactive to the extent permitted by Section 409A), and which shall be done as soon as possible. In no event shall State Street be relieved of its obligation to make any payment due under this Terms Summary by reason of this paragraph. Notwithstanding any other provision of this Terms Summary, if you are a “specified employee” within the meaning of Treas. Reg. §1.409A-1(i)(1), then the payment of any amount or the provision of any benefit under this agreement which is considered deferred compensation subject to Section 409A shall be deferred for six (6) months after your “separation from service” or, if earlier, your death to the extent required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”). In the event payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum on the Company’s first standard payroll date that arises on or after the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. For purposes of any provision of this Terms Summary providing for reimbursements to you, such reimbursements shall be made no later than the end of the calendar year following the calendar year in which you incurred such expenses, and in no event shall the unused reimbursement amount during one calendar year be carried over into a subsequent calendar year. For purposes of this Terms Summary, you shall not be deemed to have terminated employment unless you have a “separation from service” within the meaning of U.S. Treasury Regulations Section 1.409A-1(h), where it is reasonably anticipated that no further services will be performed after such date or that the level of bona fide services you will perform after that date (whether as an employee or independent contractor) will permanently decrease to no more than 20 percent of the average level of bona fide services performed by you over the immediately preceding 36-month period. All rights to payments and benefits under this Terms Summary shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A. No provision of this Terms Summary shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from you or any other individual to the Company or any of its affiliates, employees or agents.

5.	Release of Claims.

Upon the termination of your employment with State Street, you will be required to sign a waiver and mutual release agreement in a form satisfactory to State Street (a “Release”), on or prior to the 60th day following the termination of your employment (the “Release Date”). You acknowledge, understand and agree that your receipt of any payments and benefits as a result of the termination of your employment shall be subject to your execution, delivery and non-revocation of such a Release. Notwithstanding anything to the contrary in this Terms Summary, to the extent that any payments of “nonqualified deferred compensation” (within the meaning of Section 409A) due under this Terms Summary, or under any agreements entered into in furtherance of the intentions of the parties set forth herein, as a result of the termination of your employment are subject to your execution, delivery and non-revocation of a Release and are payable prior to the Release Date, such amounts shall be paid in a lump sum on State Street’s first standard payroll date to occur on or after the Release Date, provided that, as of the Release Date, you have executed, delivered and have not revoked the Release (and any applicable revocation period has expired).

6.	Entire Agreement.

This Terms Summary may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. The initial terms contained herein, and in the attachments hereto, shall supersede all prior understandings and representations between you and State Street, whether written or oral, relating to the terms of your employment.

7.	Governing Law.

This Terms Summary shall be governed by, and interpreted and construed in accordance with, the laws of the Commonwealth of Massachusetts applicable to contracts executed in and to be performed in Massachusetts.

By signing and dating below, you represent, acknowledge and agree that:

You have read, understand and agree to the terms and conditions of this Terms Summary as set forth above, including the Restrictive Covenant Agreement attached hereto as Appendix A; are not subject to or a party to any agreement, restrictive covenant or other understanding or undertaking that would be breached if you became employed by State Street (or, to the extent you may be subject to such an agreement, restrictive covenant or other understanding or undertaking, you have provided to State Street a waiver, satisfactory to State Street, of the restrictions contained therein); and will not disclose to State Street or any of its subsidiaries or affiliates, or use during the course of your employment with State Street, any confidential or proprietary information belonging to any third party, including without limitation, your current or any past employers.

Effective Date of Hire: June 17, 2013

ACCEPTED AND AGREED TO: EXECUTIVE	ACCEPTED AND AGREED TO: STATE STREET CORPORATION

/s/ Michael W. Bell	By:	/s/ Alison Quirk
Michael Bell		Alison Quirk

Dated: May 23, 2013		Dated: 5/22/13

Appendix A

Restrictive Covenant Agreement.

1.	Confidentiality.

You acknowledge that you have access to Confidential Information (as defined herein) which is not generally known or made available to the general public, and that such Confidential Information is the property of State Street, its Subsidiaries and/or its or their licensors, suppliers or customers. You agree specifically as follows, in each case whether during your employment or following the termination thereof:

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You will always preserve as confidential all Confidential Information, and will never use it for your own benefit or for the benefit of others; this includes that you will not use the knowledge of activities or positions in clients’ securities portfolio accounts or cash accounts for your own personal gain or for the gain of others.

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You will not disclose, divulge, or communicate Confidential Information to any unauthorized person, business or corporation during or after the termination of your employment with State Street or any of its Subsidiaries. You will use your best efforts and exercise due diligence to protect, to not disclose and to keep as confidential all Confidential Information.

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You will not initiate or facilitate any unauthorized attempts to intercept data in transmission or attempt entry into data systems or files. You will not intentionally affect the integrity of any data or systems of State Street or any of its Subsidiaries through the introduction of unauthorized code or data, or through unauthorized deletion or addition. You will abide by all applicable Corporate Information Security procedures and policies designed to protect State Street’s (or any of its Subsidiaries’) data.

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Upon the earlier of State Street’s request and the termination of your employment, you agree to return to State Street (or the relevant Subsidiary), or if so directed by State Street (or the relevant Subsidiary), destroy any and all copies of materials in your possession containing Confidential Information.

These terms do not apply to any information which is previously known to you without an obligation of confidence, is publicly disclosed (other than by a violation by you of the terms of this Appendix A) either prior to or subsequent to your receipt of such information, or is rightfully received by you from a third party without obligation of confidence and other than in relation to your employment with State Street or any of its Subsidiaries.

2.	Assignment and Disclosure.

You acknowledge that in the course of your employment you have assigned or will assign all of your rights, title and interest in any work performed by you and all deliverables and products created by you or jointly by you and any other party to State Street, including any track record you may have as investment manager or fund manager. You will not pursue any ownership or other interest in such work product or deliverables including any rights as to copyright, trademark or patent.

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You will disclose promptly and in writing to State Street all inventions and creative works, whether or not patentable or copyrightable, conceived or created solely or jointly by you during the period of your employment which relate to the business of State Street or any of its Subsidiaries, and you hereby assign and agree to assign all of your interest in them to State Street. You will execute all papers at State Street’s expense, which State Street shall deem necessary to apply for and obtain domestic and foreign patents, copyright and other registrations, and to protect and enforce State Street's interest in them.

•	These obligations shall continue beyond the period of your employment with respect to inventions or creations conceived or made by you during the period of your employment.

3.	Non-Solicitation.

You understand, acknowledge and agree that during your employment and for a period of six (6) months from the date of termination of your employment for any reason (or, if longer, for the period of time set forth in any benefit or other plan or agreement you have with State Street or any of its Subsidiaries) you will not, without the prior written consent of State Street:

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Solicit, directly or indirectly (other than through a general solicitation of employment not specifically directed to employees of State Street or any of its Subsidiaries), the employment of, hire or employ, recruit, or in any way assist another in soliciting or recruiting the employment of, or otherwise induce the termination of the employment of, any person who then or within the preceding twelve (12) months was an officer of State Street or any of its Subsidiaries (excluding any such officer whose employment was involuntarily terminated other than for cause); or

•	Engage in the Solicitation of Business from any Client on behalf of any person or entity other than State Street or any of its Subsidiaries.

For this purpose, “officer” shall include any person holding a position title of Assistant Vice President or SSgA Principal 4 or higher. Your compliance during any Notice Period specified in your Summary of Employment Terms with (i) the Non-Solicitation provisions in this Section 3, (ii) a post-employment non-solicitation or non-competition provision contained in any other agreement you enter into with State Street or its Subsidiaries, and (iii) any other post-employment non-solicitation or non-competition covenant otherwise imposed as a condition precedent to the receipt of compensation or benefits under other awards, plans or arrangements of State Street and its Subsidiaries, in each case will be applied towards satisfaction of the restriction period in this Section 3.

4.	Non-Competition

You agree that during your employment by State Street or any of its Subsidiaries and for a period of one (1) year following the termination of such employment for any reason (or, if longer, for the period of time set forth in any benefit plan or agreement you have with State Street or its Subsidiaries), you shall not engage, either directly or indirectly, in any manner or capacity as an advisor, principal, agent, partner, officer, director or employee of, or as consultant to, American Express, Bank of America, Bank of New York Mellon, BlackRock, Citibank, Franklin Resources, Goldman Sachs, JP Morgan Chase, Marsh & McLennon, Morgan Stanley, Northern Trust Corporation, PNC Financial Services, U.S. Bancorp, Wells Fargo, Fidelity Management and Research, the Vanguard Group, Wellington Management Co., Invesco, Deutsche Bank, Principal Financial Group, Prudential Financial (each an “Institution”). For purposes of this paragraph, each Institution shall also include any subsidiary or affiliate of the Institution, including any successor entity to an Institution, by way of merger, acquisition (either of stock or substantially all of the assets), reorganization, change of name or other similar event occurring subsequent to the date of the Terms Summary.

You agree that the nature of State Street’s and its Subsidiaries’ business is such that it could be conducted anywhere in the world, that it is not limited to a geographic scope or region, that activities can be directed from anywhere in the world into territories where State Street and its Subsidiaries do business, and therefore a worldwide scope for the covenant not to compete is necessary. If any restriction set forth in this Paragraph 4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable. You acknowledge and agree that the restrictions contained in this Paragraph 4 are necessary for the protection of the business and goodwill of State Street and its Subsidiaries and are considered by you to be reasonable for such purpose. You agree that any breach or threatened breach of the provisions in this Paragraph 4 will cause State Street and its Subsidiaries substantial and irrevocable damage that is incapable of being measured. Therefore, in the event of any such breach or threatened breach, you agree that State Street and its Subsidiaries, in addition to such other remedies that may be available, shall have the right to seek specific performance and injunctive relief without posting a bond. You hereby waive the adequacy of a remedy at law as a defense to such relief. If you violate any of the provisions of this Paragraph 4, you shall continue to be bound by the restrictions set forth herein until a period equal to the period of restriction has expired without any violation.

5.	Definitions.

For the purpose of clarity, the following terms are defined as follows:

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“Client” means a present or former customer or client of State Street or any of its Subsidiaries with whom you have had, or with whom persons you have supervised have had, substantive and recurring personal contact during your employment with State Street or any of its Subsidiaries. A former customer or client means a customer or client for which State Street or any of its Subsidiaries stopped providing all services within twelve months prior to the date your employment with State Street ends.

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“Confidential Information” includes but is not limited to all trade secrets, trade knowledge, systems, software, code, data documentation, files, formulas, processes, programs, training aids, printed materials, methods, books, records, client files, policies and procedures, client and prospect lists, employee data and other information relating to the operations of State Street or its Subsidiaries or its or their customers, and any and all discoveries, inventions and improvements thereof made or conceived by you or others for State Street or its Subsidiaries or its or their customers whether or not patented or copyrighted, as well as cash and securities account transactions and position records of clients, regardless of whether such information is stamped “confidential.”

•	“State Street” means State Street Bank and Trust Company.

•	“Solicitation of Business” means the attempt through direct or indirect contact by you or by any other person or entity with your assistance to induce a Client to:

a.	transfer the Client’s business from State Street or any of its Subsidiaries to any other person or entity;

b.	cease or curtail the Client’s business with State Street or any of its Subsidiaries; or

c.	divert a business opportunity from State Street or any of its Subsidiaries to any other person or entity, which business or business opportunity concerns or relates to the business with which you were actively connected during your employment with State Street or any of its Subsidiaries.

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“Subsidiaries” means any entity controlling, controlled by or under common control with State Street, including State Street Corporation and its direct and indirect subsidiaries and the direct and indirect subsidiaries of State Street.

6.	Post-Employment Cooperation.

You agree that, following the termination of your employment with State Street or any of its Subsidiaries, you will reasonably cooperate with State Street or any of its Subsidiaries with respect to any matters arising during or related to your employment, including, but not limited, to reasonable cooperation in connection with any litigation, governmental investigation, or regulatory or other proceeding which may have arisen during your employment. State Street shall reimburse you for any reasonable out-of-pocket and properly documented expenses you incur in connection with such cooperation.

7.	Non-Disparagement.

You agree that, whether during your employment or following the termination thereof, you shall not make any false, disparaging, or derogatory statements to any media outlet (including, but not limited to, Internet-based chat rooms, message boards, social media (such as Facebook), and/or web pages), industry groups, financial institutions, or to any current, former or prospective employees, consultants, clients, or customers of State Street, its Subsidiaries or any of their respective directors, officers, employees, agents or representatives, or about State Street’s or its Subsidiaries’ business affairs and/or financial condition.

8.	Enforcement.

You acknowledge and agree that the provisions contained in this Appendix are necessary to the protection of State Street’s and its Subsidiaries’ business and good will, and are material and integral to the undertakings of State Street and its Subsidiaries. You further agree that State Street and its Subsidiaries will be irreparably harmed in the event such provisions are not performed in accordance with their specific terms or are otherwise breached. Accordingly, if you fail to comply with such provisions, State Street or any of its Subsidiaries shall be entitled, if it so elects to institute and prosecute proceedings in any court of competent jurisdiction to seek injunctive or other equitable relief or remedy in addition to, and not in lieu of, any other relief or remedy at law to which it or they may be entitled hereunder in order to protect its or their legitimate business interests.

9.	No Waiver.

No delay or waiver by State Street or any of its Subsidiaries in exercising any rights under this Appendix shall operate as a waiver of that right or of any other right. Any waiver or consent as to any of the provisions herein provided by State Street or any of its Subsidiaries must be in writing, is effective only in that instance, and may not be construed as a broader waiver of rights or as a bar to enforcement of the provision(s) at issue on any other occasion.

10.	Interpretation of Business Protections.

The representations and agreements made by you in this Appendix shall be construed and interpreted in any judicial or other adjudicatory proceeding to permit their enforcement to the maximum extent permitted by law, and each of the provisions in this Appendix is severable and independently enforceable without reference to the enforcement of any other provision. If any restriction set forth in this Appendix is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

SUMMARY OF RELOCATION BENEFITS

May 29, 2013

Program Provision	Description

Eligibility

Your transfer/relocation must be initiated by State Street; you must be a full-time new hire or current employee. The move must meet the IRS requirements of time and distance tests.

You are required to execute a Relocation Repayment Agreement prior to receiving any benefits under this program. Should you voluntarily resign or be terminated for cause within the first 12 months of relocating, you will be required to repay 100% of gross relocation costs.

Apartment Rental Brokerage Fees	You will receive a one-time payment of $32,000, subject to all applicable taxes, in calendar year 2013 to be used toward brokerage fees to rent an apartment.

Home Finding, Temporary Living	You will receive a one-time payment of $70,000, subject to all applicable taxes, in calendar year 2013 to be used toward: costs for your spouse to join you for a home finding trip, 6 months of temporary housing, car rental while your personal vehicle is en route to the new location, and transportation costs for your initial trip to Boston as well as up to 3 trips home while in temporary housing.

Initial Household Goods Move	You will be reimbursed for the following expenses, to the extent incurred within 12 months following your first day of employment: Initial movement of household goods that will be needed for temporary housing purposes via van line with full replacement insurance. Unavoidable storage up to 90 days. Shipment of up to one car if the move mileage exceeds 350 miles. All applicable taxes due on these benefits will be your responsibility.

Final Move (En route Expenses, Movement of Household Goods, Home Sale/Purchase, Rental Costs)	You will receive a one-time payment of $200,000 in July 2014, subject to all applicable taxes. This payment covers all relocation costs not covered above, including without limitation (1) en route expense reimbursements, including transportation, mileage, lodging, meals etc.; (2) movement of household goods; (3) home sale and home purchase costs and expenses; (4) rental costs for any apartment rental in Boston beyond the six-months temporary housing provided above. You will be responsible for all relocation expenses that exceed the amounts provided above.

I understand the terms of the relocation assistance being offered. I also understand that if my employment with State Street should terminate either voluntarily, or involuntarily due to individual job performance or actions which are not consistent with corporate guidelines and ethical standards, within one year of my relocation, I will repay to State Street all relocation benefits provided (including, but not limited to those listed above).

The policies and procedures summarized in this agreement have been adopted voluntarily by State Street and are not intended to give rise to contractual rights or obligations or otherwise modify your terms of employment (e.g., your at-will status).

Employee Signature: /s/ Michael W. Bell                                                          Date: May 30, 2013

Print Employee Name: Michael Bell